Exhibit 10.22

December 19, 2017

Re: Offer of Employment

Dear Anna:

Decibel Therapeutics, Inc. (the “company”) is pleased to confirm its offer to employ you as Vice President, People, Community. and Culture reporting to Steve Holtzman. Chief Executive Officer.

Your effective date of hire as an employee (the “Start Date”) shall be no later than January 2, 2018 unless another date is agreed upon by you and the Company. Your normal place of work will be at the Company’s offices in Boston, MA.

Your regular base salary for this position will be at the rate of $285,000 annually, payable in accordance with the Company’s normal pay schedule. You will be eligible to participate in the Company’s annual bonus plan. Your Target Bonus will be 25% of your annual salary and will be based upon achievement of both corporate and individual goals (as agreed to between you and your Manager). Your bonus will also be pro-rated based upon your Start Date. All payments are subject to legally required tax withholdings.

Subject to the approval by the Board of Directors of the Company (the “Board’’). in connection with the commencement of your employment, you will receive the right to purchase 300,000 shares of the Company’s common stock (the “Restricted Stock’”). The Restricted Stock will be granted following the commencement of your employment. The purchase price of the Restricted Stock will be equal to the fair market value of the Company’s common stock on the date of the grant, and the Board of Directors may elect to seek a third-party valuation of such fair market value, which could delay the date that the Restricted Stock is granted. The Restricted Stock will be subject to the terms and conditions of the Company’s then-current incentive stock plan and form of restricted stock agreement (the Equity Documents”). The Restricted Stock will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date. and following that, 1/48th of the shares will vest on a monthly basis, in arrears, Vesting is contingent on your continued full-time employment with the Company.

You will be eligible to participate in the Company’s Medical and Dental Insurance Programs as well as the Life, AD&D, Short- and Long-Term Disability Plans, and 401(k) Plan subject to the terms and conditions of those plans. Presently, the Company pays for 85% of the premium cost and 75% of the deductible for the medical plan, 100% of the cost of Life and AD&D insurance as well as Short- and Long-Term Disability plans.

It is understood and agreed that that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you except for your salary through the last day of your employment. In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

1325 Boylston Street • Suite 500,

Boston, MA 02215

www.decibeltx.com

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form 1-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This offer letter and the Employee Agreement and Equity Documents referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company, and supersede any prior agreements, representations, or understandings (whether written, oral, or implied) between you and the Company. Neither this offer letter nor the Employee Agreement may be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although, consistent with your at-will employment, your job duties, title. reporting relationship, compensation, and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter and the Employee Agreement no later than Friday, December 22, 2017. You may indicate your acceptance of this offer by signing on the appropriate space below and returning a signed, scanned copy of this letter and the Employee Agreement to Sally Edmonds.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours.

/s/ Pete Castrichini
Pete Castrichini
VP. People, Community & Culture Decibel Therapeutics, Inc.

Accepted and Agreed:

/s/ Anna M. Trask
Anna M. Trask

12/22/17
Date